As filed with the Securities and Exchange Commission on May 31, 2024

Registration No. 333-238148

Registration No. 333-269596

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO.2 TO FORM S-8 (NO. 333-238148)

POST-EFFECTIVE AMENDMENT NO.1 TO FORM S-8 (NO. 333-269596)

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Huize Holding Limited

(Exact name of registrant as specified in its charter)

Cayman Islands	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

49/F, Building T1, Qianhai Financial Centre, Linhai Avenue,

Qianhai Shenzhen-Hong Kong Cooperation Zone, Shenzhen 518000

People’s Republic of China

+86 755 3689 9088

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Puglisi & Associates

850 Library Avenue, Suite 204

Newark, Delaware 19711

+1 302-738-6680

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Ronald Tam

Huize Holding Limited

49/F, Building T1, Qianhai Financial Centre, Linhai Avenue,

Qianhai Shenzhen-Hong Kong Cooperation Zone, Shenzhen 518000

People’s Republic of China

+86 755 3689 9088

E-mail: tanguohao@huize.com

Haiping Li, Esq. Skadden, Arps, Slate, Meagher & Flom LLP c/o 42/F, Edinburgh Tower, The Landmark 15 Queen’s Road Central Hong Kong +852 3740 4700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Post-Effective Amendment to Form S-8 (“Post-Effective Amendment”) amends the Registration Statement on Form S-8 (File No. 333-238148) of Huize Holding Limited (the “Registrant”) filed with the Securities and Exchange Commission (the “Commission”) on May 11, 2020 and the Registration Statement on Form S-8 (File No. 333-269596) of the Registrant filed with the Commission on February 6, 2023 (together with this Post-Effective Amendment, the “Registration Statements”), with respect to the Class A common shares issuable pursuant to the Registrant’s 2019 Share Incentive Plan.

In September 2021, May 2023 and November 2023, respectively, the Registrant’s board of directors approved the amendments to the 2019 Share Incentive Plan to increase the maximum number of Class A common shares that may be issued under the 2019 Share Incentive Plan. Under the currently effective Third Amended and Restated 2019 Share Incentive Plan (the “Third A&R 2019 Plan”), the maximum aggregate number of Class A common shares that may be issued shall be 187,559,565, plus an annual increase on June 1 of each of 2024, 2025, 2026 and 2027, by (i) 31,351,400 Class A common shares or (ii) such number of Class A common shares as may be determined by the Registrant’s board. The rest of provisions of the 2019 Share Incentive Plan will remain in full force and effect.

As a result, the Registrant is filing this Post-Effective Amendment to incorporate the Third A&R 2019 Plan as an exhibit to the Registration Statements and to reflect that a total of up to 187,559,565 Class A common shares, plus an annual increase on June 1 of each of 2024, 2025, 2026 and 2027, by (i) 31,351,400 Class A common shares or (ii) such number of Class A common shares as may be determined by the Registrant’s board, have or may become available for issuance under the Third A&R 2019 Plan. The Registrant is also filing a new registration statement on Form S-8 to register additional Class A common shares that will become available for issuance under the Third A&R 2019 Plan.

EXHIBIT INDEX

Exhibit Number	Description

10.3	Third Amended and Restated 2019 Share Incentive Plan (incorporated herein by reference to Exhibit 99.2 to the Form 6-K (File No. 001-39216) filed with the Commission on November 20, 2023)

24.1*	Powers of Attorney (included on signature page hereto)

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Shenzhen, China, on May 31, 2024.

Huize Holding Limited

By:	/s/ Cunjun Ma
Name: Cunjun Ma
Title: Chairman of the Board of Directors and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints, severally and not jointly, Cunjun Ma with full power to act alone, as his true and lawful attorney-in-fact, with the power of substitution, for and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Cunjun Ma Cunjun Ma	Chairman of the Board of Directors and Chief Executive Officer (principal executive officer)	May 31, 2024

* Xuchun Luo	Director and Vice President	May 31, 2024

* Bin Wei	Director	May 31, 2024

* Jun Ge	Director	May 31, 2024

/s/ Aaron Xiaolei Hou Aaron Xiaolei Hou	Director	May 31, 2024

*By:	/s/ Cunjun Ma
Name: Cunjun Ma
Attorney-in-fact

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Huize Holding Limited, has signed this registration statement in Newark, Delaware, United States on May 31, 2024.

Authorized U.S. Representative

By:	/s/ Donald J. Puglisi
Name: Donald J. Puglisi
Title: Managing Director